Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Banzai International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)(2)		Fee Rate	Amount of Registration Fee			Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
	Equity	Class A common stock, par value $0.0001 per share (“Class A Common Stock”) (3)	Rule 457(o)	—	—		$7,000,000	0.00014760		$1,033.20	(4)
	Equity	Pre-Funded Warrants to purchase Class A Common Stock (“Pre-Funded Warrants”) (3)(5)(6)	Rule 457(g)	—	—		—	—		—
Fees to Be Paid	Equity	Common Warrants to purchase Class A Common Stock (“Common Warrants”) (5)	Rule 457(g)	—	—		—	—		—
	Equity	Class A Common Stock issuable upon exercise of the Common Warrants	Rule 457(o)	—	—		$7,000,000	0.00014760		$1,033.20	(4)
	Equity	Placement Agent’s Warrants to purchase shares of Class A Common Stock (“Placement Agent Warrants”) (5)	Rule 457(g)	—	—		—	—		—
	Equity	Class A Common Stock issuable upon exercise of the Placement Agent Warrants (7)	Rule 457(o)	—	—	$	[ ]	0.0001476	$	[ ]

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A		N/A	N/A		N/A

Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A			N/A					N/A	N/A	N/A	N/A
	Total Offering Amounts						$14,000,000	0.00014760		$2,066.40
	Total Fees Previously Paid									$-
	Total Fee Offsets									$-
	Net Fee Due									$2,066.40

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock (“Class A Common Stock”) of Banzai International, Inc. (the “Registrant”) that become issuable with respect to the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of Registrant’s Class A Common Stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act.

(3)	The proposed maximum aggregate offering price of the shares of Class A Common Stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the Pre-Funded Warrants offered and sold in the offering (plus the aggregate exercise price of the shares of Class A Common Stock issuable upon exercise of the Pre-Funded Warrants), and as such the proposed aggregate maximum offering price of the shares of Class A Common Stock and Pre-Funded Warrants (including shares of Class A Common Stock issuable upon exercise of the Pre-Funded Warrants), if any, is $7,000,000.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.

(5)	No fee due pursuant to Rule 457(g) under the Securities Act.

(6)	The Pre-Funded Warrants have an exercise price of $0.0001.

(7)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have agreed to issue, upon the closing of this offering, Placement Agent Warrants to entitling it to purchase up to [6.0]% of the aggregate shares of Class A Common Stock sold in this offering (including the shares of Class A Common Stock issuable pursuant to Pre-Funded Warrants sold in this offering). We have calculated the proposed maximum aggregate offering price of Class A Common Stock underlying the Placement Agent Warrants by assuming that such warrants are exercisable at a price per share equal to [110.0]% of the purchase price per share of Class A Common Stock sold in this offering.